Exhibit 99.1

First Investors Reports Higher Fiscal Year Earnings

          HOUSTON, July 11 /PRNewswire-FirstCall/ -- First Investors Financial Services Group, Inc. (OTC Bulletin Board: FIFS) has reported net income of $2,445,153 or $0.55 per share for the fiscal year ended April 30, 2006, compared to net income of $683,529 or $0.14 per share for the fiscal year ended April 30, 2005.  Net income for the 2006 period was affected by realized losses on interest rate derivative positions of $174,746 and non-recurring legal fees and settlement costs of $797,782.  Net income for the 2005 period was negatively affected by realized losses on interest rate derivative positions of $373,097.  Adjusting for these losses, pro-forma net income for the fiscal year ended April 30, 2006 was $3,082,159, compared to net income for the fiscal year ended April 30, 2005 of $920,445.

          The results for the fiscal year ended April 30, 2006 were positively impacted by growth in the portfolio of Receivables Held for Investment and a lower provision for loan loss, which reflected improved net charge-off rates and an overall improvement in credit quality.  This was evidenced by lower delinquency and bankruptcy rates, which positively impacted the required allowance for loan losses.  These improvements offset the decline in net interest income due to a decline in effective yields and an increase in the cost of funds, lower servicing income and higher operating costs associated with the growth in new loan origination volume.

          For the fiscal year ended April 30, 2006, First Investors’ portfolio of Net Receivables Held for Investment increased 51.2% to $377.4 million as a result of record loan origination volume during the period.  New loan originations for the fiscal year ended April 30, 2006, increased 67.3% to $254.3 million compared to $158.0 million in the prior year period.  The primary reason for the increased volume is the Company’s increased focus on its direct lending segment.  Net interest income for the year ended April 30, 2006 increased $3.6 million or 17.4% primarily due to an increase in the average receivables portfolio which offset a lower effective yield and a higher cost of funds.  The effective yield decreased from 12.9% in fiscal year 2005 to 12.5% in fiscal year 2006 due to an increase in the direct loan portfolio, which typically carries lower interest rates.  The cost of funds increased from 3.5% to 4.7%, primarily due to an increase in overall market interest rates as a result of the current economic environment and market increases adopted by the Federal Reserve Board.  Other income declined 6.5%, primarily due to a decline in servicing revenue which offset an increase in reinvestment income and fees from the sale of insurance products related to the growth in the direct lending segment.  Operating expenses as a percentage of managed receivables increased from 3.9% to 4.4% during fiscal year 2006 as a result of expenses associated with the growth in origination volume, an increase in interest expense related to working capital borrowings and legal fees and settlement costs incurred during the fiscal year ended April 30, 2006.  Excluding the results of the legal fees and settlement costs, operating expenses as a percentage of managed receivables for fiscal year 2006 was 4.3%.

          The delinquency rate decreased from 0.90% at April 30, 2005 to 0.40% at April 30, 2006 while the annualized charge-off rate decreased from 4.3% to 2.4% over the same period as a result of a lower repossession rate and default rates and higher recovery rates on repossessed collateral.

          Tommy A. Moore, Jr., President and CEO, stated that, “I am very pleased with our results for fiscal year 2006.  We are seeing strong growth in both our direct and indirect lending channels and our delinquency and net loss rates continue to set historical lows.   We are looking forward to fiscal 2007 and are expecting continued growth in our originations and portfolio of receivables held and stable credit quality performance.”

          First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles.  The Company is headquartered in Houston, Texas and operates in 28 states.

          The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve a number of risks and uncertainties.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data
(Unaudited)
Dollars in thousands, except per share data

	For the Three Months Ended April 30,		For the Year Ended April 30,

	2006	2005	2006	2005

Interest Income	$10,556	$7,098	$39,300	$28,272
Interest Expense	4,668	2,046	15,042	7,616
Net Interest Income	5,888	5,052	24,258	20,656
Provision for Credit Losses	1,965	2,060	7,503	9,520
Income after Provision for Credit Losses	3,923	2,992	16,755	11,136
Servicing Revenue	378	702	1,884	3,399
Other Finance Charges and Fees	629	516	2,432	2,439
Insurance Products	148	166	928	735
Income from Investment	80	142	413	669
Other Interest Income	502	143	1,371	426
Other Income	18	107	586	660
Realized (Loss)/Gain on Interest Rate Derivative Positions	0	(141)	(175)	(373)
Total other income	1,755	1,635	7,439	7,955
Total Costs and Expenses	5,002	4,468	20,449	18,015
Income before Provision for Income Taxes	676	159	3,745	1,076
Provision for Income Taxes	239	58	1,300	393
Net Income	$437	$101	$2,445	$683
Basic Net Income Per Common Share	$0.10	$0.02	$0.55	$0.14
Diluted Net Income Per Common Share	$0.09	$0.02	$0.52	$0.14
Other Operating Data
Average Principal Balance of Receivables Held for Investment	$349,517	$235,089	$313,803	$219,530
Total Managed Receivables	—	—	474,590	439,345
Originations Volume	64,368	53,076	254,313	158,017
Effective Yield on Receivables Held for Investment	12.1%	12.1%	12.5%	12.9%
Average Cost of Debt	5.1%	3.4%	4.7%	3.5%
Weighted Average Number of Basic Shares Outstanding (in thousands)	4,454	4,412	4,439	4,790
Weighted Average Number of Diluted Shares Outstanding (in thousands)	4,786	4,508	4,658	4,886

	April 30, 2006	April 30, 2005

Financial Position
Cash and Short-Term Investments	$3,380	$2,414
Restricted Cash	25,538	19,097
Receivables Held for Investment, Net	377,399	249,618
Assets Held for Sale	960	943
Total Assets	419,288	283,510
Total Debt	382,619	254,613
Total Other Liabilities	8,548	3,405
Total Liabilities	391,167	258,018
Total Shareholders’ Equity	28,121	25,492
Shareholders’ Equity per Common Share	6.31	5.78

Credit Quality Data	As of or For the Year Ended April 30, 2006	As of or For the Year Ended April 30, 2005

Receivables Held for Investment:
30 + days past due	0.7%	1.6%
Number of Loans
$ Amount	0.4%	0.9%
Net Charge-offs as a% of average receivables	2.4%	4.3%
Net Charge-offs for the period ending	$7,420	$9,470

SOURCE  First Investors Financial Services Group, Inc.
          -0-                              07/11/2006
          /CONTACT:  Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/
          (FIFS)